                                                 Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION REPORTS FINANCIAL RESULTS INCLUDING RECORD ANNUAL REVENUES
                                      AND RECORD FOURTH QUARTER EARNINGS

CLEARWATER, FLORIDA, May 5, 2006 -- Technology Research Corporation (TRC), (NASDAQ-TRCI), today announced revenues and earnings for its fourth quarter and fiscal year ended March 31, 2006.

Fourth quarter revenues were $15.0 million, a decrease of $.5 million or 3% from the $15.5 million reported in the same quarter last year.  Net income for the fourth quarter increased $.4 million to $1.2 million compared with $.9 million for the prior year. Diluted net income per share increased $.06 to $.21 per share for the fourth quarter compared with $.15 per share for the same quarter last year.

For the full fiscal 2006 year, revenues were a record $45.6 million, an increase of $6.2 million, or 16%, over the $39.4 million of revenues in the prior fiscal year. Net income was $2.1 million for the fiscal year ended
March 31, 2006, an improvement of $.1 million from fiscal 2005 results. Diluted net income per share increased
$.02 from $.34 to $.36 in fiscal 2006.

Robert S. Wiggins, Chairman, President & CEO said, Our excellent fourth quarter performance, including an all time TRC quarterly earnings record, combined with our strong third quarter, allowed the Company to overcome a slow start in the first two quarters of the fiscal year. This outstanding second half achievement resulted in the Company exceeding last years net income as well as contributing to our significantly improved balance sheet.
We were able to achieve these results in spite of incurring more than $.3 million in legal fees related to the patent infringement lawsuit, which was initiated during fiscal 2006. Our strong performance in fiscal 2006 generated significant cash flow from operations. Cash and short-term investments increased $1.8 million over our balances at the close of our previous fiscal year, while total debt declined $2.4 million to $3.0 million during the same period. Wiggins added, Our financial results are a reflection of the Companys dedication and commitment to controlling costs despite the intensely competitive nature of the markets in which our business operates, as well as the  increases in our raw material costs we experienced, especially the 60% increase in copper prices over this past year. Improved operating efficiencies helped us to maintain our gross profit percentage within 1% of the previous year.

With respect to fiscal 2007, TRC is forecasting revenues to increase 10 to 15% from fiscal 2006 levels with the largest increases in the international and U.S. commercial markets. Military revenues are expected to remain steady but slightly lower than our outstanding fiscal 2006 results. Room air conditioner revenues are forecasted to be at approximately the same level as in fiscal 2006, however, the Company plans to introduce a lower cost technology for the room air conditioner market that should improve our competitive position. Operating expenses are estimated to grow at approximately the same rate as our revenues reflecting increased investments in new products and markets that are expected to accelerate growth in fiscal 2008. Based on these forecasts, net income should increase at a rate at or above our revenue growth rate. From a balance sheet perspective, we are planning to generate positive cash flow from operations that will allow us to continue paying down our debt as well as funding strategic growth for our future. TRC intends to introduce several new products in fiscal 2007 that will not only advance our leadership in electrical safety products with additional features and functionality but will also provide us with new, competitive low-cost alternative solutions that the market is demanding. In summary, fiscal 2007 is expected to be a year where the Company makes key investments for the future while achieving sustainable growth in revenues and earnings. This guidance will not be updated during the year unless there is a significant change in forecasts. From a quarterly perspective, as many investors are aware, TRCs revenues tend to be seasonal in nature, mostly as a result of the seasonal nature of our room air conditioner business. The highest demand for most of our room air conditioner products runs from November through March when manufacturers are preparing for building units for the upcoming season. The Companys fiscal third and fourth quarters are the highest revenue quarters while the first and second quarters usually have relatively lower revenues. TRC believes that the best measure of our success is from year-to-year rather than from quarter-to-quarter.

The fourth quarter dividend of $.015 per share was paid on April 21, 2006 to shareholders of record on March 31,
2006.

                                                ************

TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock.  Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide.
The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform
Act of 1995 and the Securities Exchange Act of 1934.  These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should,"
"expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology.  These statements are only predictions.  Actual events as well as results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report.  We cannot be assured that future results, levels of activity, performance or goals will be achieved.

                  TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                          Three months ended             Year ended
                                        -----------------------   ------------------------
                                          March 31    March 31      March 31     March 31
                                            2006        2005          2006         2005
                                            ----        ----          ----         ----
Operating revenues:
  Commercial                           $ 10,926,096   12,191,321    32,250,339   27,022,170
  Military                                4,100,984    3,255,177    13,369,478   12,269,581
  Royalties                                       -       81,583             -      141,596
                                         ----------   ----------    ----------   ----------
                                         15,027,080   15,528,081    45,619,817   39,433,347
                                         ----------   ----------    ----------   ----------
Operating expenses:
  Cost of sales                          11,309,616   12,530,375    34,977,728   29,618,620
  Selling, general, and administrative    1,723,886    1,484,888     5,967,076    5,138,838
  Research, development and engineering     511,094      501,062     1,955,345    2,034,387
                                         ----------   ----------    ----------   ----------
                                         13,544,596   14,516,325    42,900,149   36,791,845
                                         ----------   ----------    ----------   ----------
    Operating income                      1,482,484    1,011,756     2,719,668    2,641,502
Interest and sundry income (expense)        (51,296)     (37,188)     (195,655)     (17,465)
                                         ----------   ----------    ----------   ----------
    Income before income taxes            1,431,188      974,568     2,524,013    2,624,037
Income tax expense                          193,485      116,687       412,050      611,528
                                         ----------   ----------    ----------   ----------
    Net income                         $  1,237,703      857,881     2,111,963    2,012,509
                                         ==========   ==========    ==========   ==========

Net income per common share:
  Basic                                $        .21         .15           .37           .35
  Diluted                              $        .21         .15           .36           .34

Weighted average number of common
  shares outstanding:
  Basic                                   5,805,637    5,762,563    5,786,129     5,754,816
  Diluted                                 5,859,660    5,891,856    5,833,947     5,954,052

Dividends paid                         $       .015         .015         .060          .060

                TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (unaudited)
                                                                    *
                                                   March 31     March 31
                 ASSETS                              2006          2005
Current assets:                                      ----          ----
     Cash and cash equivalents                  $  2,607,011      815,411
     Short-term investments                          500,415      487,072
     Accounts receivable, net                     10,729,579   13,114,548
     Inventories                                   9,632,873   11,460,302
     Prepaid expenses and other current assets       210,274      514,922
     Deferred income taxes                           445,262      488,413
                                                  ----------   ----------
               Total current assets               24,125,414   26,880,668
                                                  ----------   ----------

Property, plant and equipment                     14,284,279   13,560,106
     Less accumulated depreciation                 9,345,604    8,089,950
                                                  ----------   ----------
       Net property, plant and equipment           4,938,675    5,470,156
                                                  ----------   ----------

Other assets                                          69,807       96,004
                                                  ----------   ----------
                                                $ 29,133,896   32,446,828
                                                  ==========   ==========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt          $  1,000,000    3,000,000
     Trade accounts payable                        4,848,934    7,970,920
     Accrued expenses                              1,296,271    1,327,944
     Dividends payable                               101,111      100,175
     Income taxes payable                            357,432      112,239
                                                  ----------   ----------
               Total current liabilities           7,603,748   12,511,278
Long-term debt, less current portion               2,000,000    2,350,000
Deferred income taxes                                244,058      378,143
                                                  ----------   ----------
                    Total liabilities              9,847,806   15,239,421
                                                  ----------   ----------
Stockholders' equity:
     Common stock                                  2,982,811    2,955,641
     Additional paid-in capital                    8,770,246    8,483,237
     Retained earnings                             7,573,178    5,808,674
     Treasury stock, 21,500 shares at cost           (40,145)     (40,145)
                                                  ----------   ----------
                    Total stockholders' equity    19,286,090   17,207,407
                                                  ----------   ----------
                                                $ 29,133,896   32,446,828
                                                  ==========   ==========

*  The condensed consolidated balance sheet is derived from the Companys audited balance sheet as of that date.

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